Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
     FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 31, 2006, between PAR PHARMACEUTICAL COMPANIES, INC. (f/k/a Pharmaceutical Resources, Inc.), a Delaware corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used herein but not otherwise herein defined shall have the meanings ascribed to them in the Indenture.
W I T N E S S E T H :
     WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September 30, 2003, between the Company and the Trustee, pursuant to which the Company issued its 2.875% Senior Subordinated Convertible Notes Due 2010 (the “Securities”);
     WHEREAS, Section 11.1(h) of the Indenture provides that the Company and the Trustee may amend the Indenture without the consent of the holders of Securities to make any provisions with respect to matters or questions arising under the Indenture that the Company may deem necessary or desirable and that are not inconsistent with any of the provisions of the Indenture and will not adversely affect the interests of the Holders of Securities in any material respect;
     WHEREAS, the Board of Directors of the Company has determined that (i) it is in the best interest of the Company to authorize and approve the amendments to the Indenture (the “Proposed Amendments”) set forth in this Supplemental Indenture in order to establish the Company’s agreement to satisfy 100% of the Conversion Obligation arising upon conversion of any of the Securities with respect to the principal amount of any of the Securities converted solely in cash, with any remaining amount of the Conversion Obligations to be satisfied, at the Company’s option, in cash, shares of Common Stock or a combination of cash and Common Stock and (ii) such Proposed Amendments do not adversely affect the interests of the Holders of the Securities in any material respect;
     WHEREAS, the Company has been authorized, through a Board Resolution, to execute and deliver this Supplemental Indenture and a copy of such Board Resolution, certified by the Secretary of the Company, has been delivered to the Trustee in connection with the execution of this Supplemental Indenture; and
     WHEREAS, all other things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.
     NOW, THEREFORE, for and in consideration of the premises, covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Securities, as follows:
     1. Amendments to the Indenture. (a) Section 1.1 of the Indenture is modified by adding the following term and definition in the appropriate alphabetical location within such Section:
          “‘Original Principal Amount’ has the meaning set forth in Section 12.13(a).”
     (b) Subsection (d) of Section 8.1 of the Indenture is modified by replacing it, in its entirety, with the following language (modified text appears in blacklined form):
     “(d) the Company fails to convert any portion of the principal amount of any Security following the exercise by the Holder of the right to convert such Security into ~~Applicable Stock (or cash or a combination of Applicable Stock and cash, if the Company so elects)~~ cash pursuant to and in accordance with Article XII;”
     (c) Subsection (b) of Section 8.4 of the Indenture is modified by replacing it, in its entirety, with the following language (modified text appears in blacklined form):

     “(b) in respect of a failure to convert any ~~security~~Security into ~~Common Stock (or~~ cash, (or a combination of ~~Common Stock~~cash and ~~cash~~Common Stock, if ~~we~~the Company so ~~elect~~elects) as provided in Article XII or elsewhere in this Indenture; or”
     (d) Subsections (a) – (c) of Section 12.2 of the Indenture are modified by replacing them, in their entireties, with the following language (modified text appears in blacklined form):
     “(a) Subject to Section 12.13, each Security shall be convertible at the office of the Conversion Agent into fully paid and nonassessable shares of Common Stock (calculated to the nearest 1/10,000th of a share).
     The Conversion Agent shall notify the Company when it receives a Conversion Notice. Pursuant to Section 12.13, the Company shall determine the amount of cash and number of shares of Common Stock ~~and/or the amount of cash~~, if any, that the Holder that submitted the Conversion Notice ~~is entitled to~~shall receive upon surrender of the Securities covered by that Conversion Notice. ~~If the Company elects to settle in Common Stock only~~In accordance with Section 12.13, the Company will settle the Original Principal Amount solely in cash. If the Company elects, in its sole discretion, to settle the Excess Amount (as defined in Section 12.13(a)), if any, in cash, Common Stock or a combination of cash and Common Stock, the cash and/or a certificate for the number of full shares of Common Stock into which the Securities relating to the applicable portion of the Excess Amount are converted (and cash in lieu of fractional shares) will be delivered to such Holder, assuming all of the other requirements have been satisfied by such Holder, as soon as practicable after the Company issues its notification of its chosen method of settlement~~, in accordance with Section 12.13. If the Company elects to settle in cash or a combination of cash and Common Stock, the cash and, if applicable, a certificate for the number of full shares of Common Stock into which the Securities are converted (and cash in lieu of fractional shares) will be delivered to such Holder, assuming all of the other requirements have been satisfied by such Holder~~, in accordance with Section 12.13. Notwithstanding the foregoing, the Company shall not be required to deliver certificates for Common Stock while the stock transfer books for such stock or the security register are duly closed for any purpose, but certificates for Common Stock shall be issued and delivered as soon as practicable after the opening of such books or security register.
     No cash payment of accrued and unpaid interest or Additional Interest will be paid by the Company on a converted Security, except as described in Section 12.9. Accrued and unpaid interest and Additional Interest, if any, will be deemed to be paid in full with the cash paid (and shares of Common Stock issued ~~or cash paid~~, if applicable) upon conversion, rather than deemed cancelled, extinguished or forfeited.
     If the ~~Common Stock,~~ cash or the combination of cash and Common Stock ~~and cash~~ received upon conversion of a Security pursuant to this Article XII does not include cash sufficient to comply with the U.S. federal withholding tax obligations imposed by the Code with respect to accrued and unpaid interest on the Securities payable to the beneficial owner of such Security, the Company may, to the extent required by applicable law, recoup or set-off such liability against either the Common Stock ~~to~~that may be issued upon conversion to such beneficial owner or any actual cash dividends or distributions subsequently made with respect to such Common Stock to such beneficial owner.
     In the event of a Fundamental Change, if a Holder has submitted any or all of its Securities for repurchase, a Holder’s conversion rights on the Securities so subject to repurchase will expire at 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date. Notwithstanding the foregoing, a Security in respect of which a Holder has delivered a Fundamental Change Repurchase Notice exercising such Holder’s right to require the Company to repurchase such Security may be converted only if such Fundamental Change Repurchase Notice is withdrawn in accordance with Section 4.2 prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date.
     (b) ~~Before~~Subject to Section 12.13, before any Holder shall be entitled to convert the same into Common Stock, such Holder shall, in the case of Global Securities, comply with the Applicable Procedures of the Depositary in effect at that time, and in the case of Certificated Securities, surrender such Securities, duly endorsed to the Company or in blank, at the office of the Conversion Agent, and shall give written notice to the Company at said office or place in the form of the Conversion Notice attached to the Security (the “Conversion Notice”) that such Holder elects to convert the same and shall state in writing therein the principal amount of Securities to be converted (in whole or in part so long as the principal amount to be converted is in multiples of $1,000 principal amount) and the name or names (with addresses) in which such Holder wishes the certificate or certificates for Common Stock to be issued.
     Before any such conversion, a Holder also shall pay all funds required, if any, relating to interest or Additional Interest, if any, on the Securities, as provided in Section 12.9, and all taxes or duties, if any, as provided in Section 12.8.
     If more than one Security shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock that ~~shall~~may be delivered upon conversion, pursuant to Section 12.13, shall be computed on the basis of the aggregate principal amount of the Securities (or specified portions thereof to the extent permitted hereby) so surrendered.
     If Common Stock to be issued upon conversion of a Restricted Security are to be issued in the name of a Person other than the Holder of such Restricted Security, such Holder must deliver to the Conversion Agent a certification in substantially the form set forth in a Transfer Certificate dated the date of surrender of such Restricted Security and signed by such Holder, as to compliance with the restrictions on transfer applicable to such Restricted Security. ~~The~~Subject to Section 12.13, the Company shall not be required to issue Common Stock upon conversion of any such Restricted Security to a Person other than the Holder if such Restricted Security is not so accompanied by a properly completed certification, and the Registrar shall not be required to register Common Stock upon conversion of any such Restricted Security in the name of a Person other than the Holder if such Restricted Security is not so accompanied by a properly completed certification.
     (c) A Security shall be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the date on which all of the conversion requirements set forth in this Section 12.2(c) have been satisfied, and the person or persons ~~entitled to~~that receive ~~the~~any shares of Common Stock ~~issuable~~ upon such conversion shall be treated for all purposes as the record Holder or Holders of such Common Stock as of 5:00 p.m., New York City time, on such date.”
     (e) Subsection (l) of Section 12.3 of the Indenture is modified by replacing it, in its entirety, with the following language (modified text appears in blacklined form):
     “(l) To the extent that the Company has a Rights Plan in effect upon the conversion of the Securities ~~into Common Stock only or a combination of cash and Common Stock, with respect to~~, and the Company elects to pay the Excess Amount of the conversion consideration ~~payable~~ in Common Stock or a combination of cash and Common Stock, a Holder will receive, in addition to the Common Stock, the rights under the Rights Plan, whether or not the rights have separated from the Common Stock. To the extent that the Company has a Rights Plan in effect upon conversion of the Securities into cash, with respect to the conversion consideration payable in cash, a Holder will not receive any rights under the Rights Plan or other consideration in respect thereof.”
     (f) The heading and subsections (a) and (b) of Section 12.13 of the Indenture are modified by replacing them, in their entireties, with the following language (modified text appears in blacklined form):
     “Section 12.13. ~~Option to Satisfy~~Satisfaction of Conversion Obligation ~~with Cash, Common Stock or Combination Thereof~~ .
     (a) If the Company receives any Holder’s Conversion Notice on or prior to the day that is 31 Trading Days prior to the Stated Maturity (the “~~Final Notice Date~~FINAL NOTICE DATE”), then the Company shall notify the Holder through the Trustee, at any time on or before the date that is three Trading Days following receipt of the Conversion Notice required pursuant to Section 12.2 (such period, the “~~Settlement Notice~~

~~Period~~SETTLEMENT NOTICE PERIOD”) of the method the Company chooses to settle its obligation upon conversion (the “~~Conversion Obligation”~~)CONVERSION OBLIGATION”). Notwithstanding anything contained herein to the contrary, the Company hereby agrees to settle all Conversion Obligations arising after the date hereof (x) with an amount of cash equal to the lesser of (A) the aggregate original principal amount (the “ORIGINAL PRINCIPAL AMOUNT”) of the Securities to be converted and (B) the amount of cash settlement determined pursuant to clause (i) of the second paragraph below that provides for the computation of the settlement amount and (y) with respect to the excess of any Conversion Obligation over the Original Principal Amount of the Securities to be converted (the “EXCESS AMOUNT”), if any, with cash, Common Stock or a combination of cash and Common Stock. If the Company elects to settle ~~its Conversion Obligation~~the Excess Amount, if any, in a combination of cash and Common Stock, the Company shall specify ~~both the percentage of the principal amount of Securities surrendered for conversion that it will pay in cash and the percentage of the excess (the “Excess Amount”), if any, of the Conversion Obligation relating to the Securities surrendered for conversion over the principal amount of the Securities surrendered for conversion~~the percentage of the Excess Amount that it will pay in cash. The remainder of ~~its Conversion Obligation will~~the Excess Amount shall be settled in shares of Common Stock (except that cash will be paid in lieu of issuing any fractional shares). The Company shall treat all Holders converting on the same Trading Day in the same manner ~~and~~; however, the Company shall not have any obligation to settle Conversion Obligations arising on different Trading Days in the same manner.
     ~~If the Company timely elects to pay cash for any portion of the Conversion Obligation, the~~The Holder may retract the Conversion Notice at any time during the two-Trading Day period beginning on the Trading Day after the Settlement Notice Period (the “Conversion Retraction Period”)~~; provided, that no such retraction can be made (and a Conversion Notice shall be irrevocable) if the Company does not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares)~~. Settlement of the Excess Amount, if any, in Common Stock only ~~will occur~~shall be effected in accordance with Section 12.2(a). If the Conversion Notice has not been retracted, then settlement ~~in cash~~of the Original Principal Amount solely in cash and the Excess Amount, if any, in cash, Common Stock or in a combination of cash and Common Stock will, subject to Section 12.13(c), occur on the third Trading Day following the final Trading Day of the 20 Trading Day period beginning on the third Trading Day following the final Trading Day of the Conversion Retraction Period (the “Cash Settlement Averaging Period”), assuming all of the other requirements contained herein have been satisfied by such Holder.
     Settlement amounts will be computed as follows (subject to the provisions of the second and third paragraph of Section 12.1(a) in connection with conversions upon satisfaction of the Note Price Conditions prior to satisfaction of the Common Stock Price Condition and conversions during a Registration Default Period):
~~(i) if the Company elects to satisfy the entire Conversion Obligation in Common Stock, the Company will deliver to such Holder a number of shares of Common Stock equal to (1) the aggregate original principal amount of Securities to be converted divided by 1,000, multiplied by (2) the Conversion Rate;~~
i.	~~(ii)~~ if the Company elects to satisfy the entire Conversion Obligation in cash, the Company will deliver to such Holder cash in an amount equal to the product of:
     (1) ~~a~~the number equal to (x) the ~~aggregate original principal amount~~Original Principal Amount of Securities to be converted divided by 1,000, multiplied by (y) the Conversion Rate, and
     (2) the arithmetic average of the Closing Prices of Common Stock during the Cash Settlement Averaging Period; and
ii.	~~(iii)~~ if the Company elects to satisfy a portion of the Excess Amount of the Conversion Obligation in cash, computed pursuant to clauses (1) and (2) below (the “Cash Amount”) (excluding any cash paid for fractional shares), and a portion of the Conversion Obligation in Common Stock, computed pursuant to clause (3) below, the Company will deliver to such Holder:
     (1) cash equal to the ~~Cash~~Original Principal Amount ~~equal to the aggregate principal amount of Securities to be converted multiplied by the percentage of such principal amount to be satisfied in cash, and if greater than zero,~~of the Securities surrendered for conversion; plus
     (2) cash equal to the product of (x) the difference between the amount of cash that would otherwise be paid pursuant to clause ~~(ii~~i) above minus the ~~aggregate principal amount~~Original Principal Amount of the Securities surrendered for conversion and (y) the percentage of the Excess Amount to be satisfied in cash; plus
     (~~2~~3) the number of shares of Common Stock equal to (x) the ~~number of shares of Common Stock that would be issued pursuant to clause (i) above~~Original Principal Amount of the Securities to be converted divided by 1,000, multiplied by the Conversion Rate, minus (y) the number of shares of Common Stock equal to the quotient of the Cash Amount divided by the arithmetic average of the Closing Prices of the Common Stock during the Cash Settlement Averaging Period.
Notwithstanding the foregoing, a Security in respect of which a Holder has delivered a Fundamental Change Repurchase Notice exercising such Holder’s right to require the Company to repurchase such Security may be converted as described in this Section 12.13(a) only if such notice of exercise is withdrawn in accordance with Section 4.2 prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date.
     (b) The Company shall settle all of its Conversion Obligations arising after the Final Notice Date in the same manner. On or prior to the Final Notice Date, the Company shall notify the Holders through the Trustee of the method it chooses to settle the Excess Amount ~~of any Conversion Obligations~~ arising after the Final Notice Date. If the Company elects to settle the Excess Amount of any Conversion Obligations arising after the Final Notice Date in a combination of cash and Common Stock, the Company shall specify ~~both the percentage of the principal amount of Securities surrendered for conversion that it will pay in cash and~~ the percentage of the Excess Amount that it will pay in cash. The remainder of the Excess Amount ~~of any Conversion Obligations~~ arising after the Final Notice Date shall be settled in shares of Common Stock (except that cash will be paid in lieu of issuing any fractional shares). The Original Principal Amount of any Conversion Obligations arising after the Final Notice Date shall be settled in cash only. All Conversion Notices received after the Final Notice Date shall be irrevocable.
Settlement of Conversion Obligations arising after the Final Notice Date in Common Stock will occur in accordance with Section 12.2(a). Subject to Sections 12.13((b) and (c), settlement of Conversion Obligations arising after the Final Notice Date in cash or in a combination of cash and Common Stock will occur at the Stated Maturity. The settlement amount of ~~Common Stock,~~ cash or combination of cash and Common Stock in satisfaction of Conversion Obligations arising after the Final Notice Date will be computed in the same manner as set forth in Section 12.13(a), except that the “Cash Settlement Averaging Period” will be the 20 Trading Day period beginning on the date that is the 23rd Trading Day prior to the Stated Maturity.”
     (g) Section 7 of Exhibit A of the Indenure is modified by replacing it, in its entirety, with the following language (modified text appears in blacklined form):
     Conversion.
     Subject to and in compliance with the provisions of the Indenture (including, without limitation, the conditions to conversion set forth in Section 12.1 thereof), a Holder is entitled, at such Holder’s option, to convert the Holder’s Security (or any portion of the principal amount thereof that is $1,000 or an integral multiple $1,000), into, subject to Section 12.13 thereof and except in connection with conversions following satisfaction of the Note Price Conditions under the circumstances described below and except in connection with conversions during a Registration Default Period following satisfaction of any of the conditions to conversion as described below, fully paid and nonassessable shares of Common Stock at the Conversion Rate in effect on the date of conversion. As provided in Section 12.13 of the Indenture, upon conversion, the Company may choose, subject to Section 12.13(a) of the Indenture, to deliver ~~in lieu of~~cash, Common Stock, ~~cash~~ or a combination of cash and Common Stock in accordance with the Indenture.
     The initial Conversion Rate is 11.2660 shares of Common Stock per $1,000 principal amount of Securities and is subject to adjustment in certain events as provided in the Indenture.
     With respect to any conversion of a Security following satisfaction of the Note Price Conditions prior to the satisfaction of the Common Stock Price Condition, a Holder shall be entitled to, subject to Section 12.13 of the Indenture, a number of shares of Common Stock equal to the lesser of (a) the product of the principal amount of such Security divided by 1,000 multiplied by the Conversion Rate then in effect or (b) the quotient obtained by dividing the principal amount of such Security by the Sale Price of the Common Stock on the Trading Day immediately before the date of conversion.
     With respect to any conversion of a Security during a Registration Default Period following satisfaction of any of the conditions to conversion described in Section 12.1 of the Indenture (and during the prescribed time periods in respect thereof), a Holder shall be entitled to, subject to Section 12.13, 103% of the number of shares of Common Stock that the Holder would have otherwise be entitled to upon conversion.
     The Company will notify Holders of any satisfaction of the conditions to conversion triggering the right to convert the Securities as specified above in accordance with the Indenture.
     To surrender a Security for conversion, a Holder must, in the case of Global Securities, comply with the Applicable Procedures of the Depositary in effect at that time, and in the case of Certificated Securities, (1) complete and manually sign the conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Security to the Conversion Agent, (3) furnish appropriate endorsements and transfer documents and (4) pay all funds required, if any, relating to interest or Additional Interest, if any, and any transfer or similar tax or duties, if required.
     No fractional share of Common Stock shall be issued upon conversion of any Security. Instead, the Company shall pay a cash adjustment as provided in the Indenture.
     Except as provided in Section 1 hereof, upon conversion, no cash payment will be made for accrued and unpaid interest or Additional Interest, if any. Accrued and unpaid interest and Additional Interest, if any, will be deemed to be paid in full with the shares of Common Stock issued or cash paid or combination of cash paid and shares of Common Stock issued ~~or cash paid~~ upon conversion, rather than deemed cancelled, extinguished or forfeited.
     Except as described in Section 12.3 of the Indenture, no payment or other adjustment for distributions or dividends on any Common Stock issued upon conversion of the Securities will be made.
     A Security in respect of which a Holder has delivered a Fundamental Change Repurchase Notice exercising the right of such Holder to require the Company to repurchase such Security may be converted only if such Fundamental Change Repurchase Notice is withdrawn in accordance with the terms of the Indenture.
     If the ~~Common Stock,~~ cash or combination of cash and Common Stock ~~and cash~~ received from the Company upon conversion of a Security does not include cash sufficient to comply with the U.S. federal withholding tax obligations imposed by the Code with respect to accrued and unpaid interest on the Securities payable to the beneficial owner of such Security, the Company may, to the extent required by applicable law, recoup or set-off such liability against either the Common Stock ~~to~~that may be issued upon conversion to such beneficial owner or any actual cash dividends or distributions subsequently made with respect to such Common Stock to such beneficial owner.
If the Company (i) reclassifies the Common Stock, (ii) is a party to a consolidation, merger or binding share exchange or (iii) sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis to any Person or group of affiliated Persons, the right to convert a Security into cash (or shares of Common Stock, subject to Section 12.13 of the Indenture) may be changed into a right to convert it into cash or securities ~~or cash~~ of the Company or such other Person, in each case in accordance with the Indenture.”
     (h) The first two lines of the Conversion Notice of Exhibit A of the Indenture are modified by replacing them, in their entirety, with the following language (modified text appears in blacklined form):
     “To convert this Security into ~~Common Stock (or~~ cash or a combination of ~~Common Stock~~cash and ~~cash,~~Common Stock if the Company so elects~~) of the Company~~, check the box ☐”
     2. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies, or conflicts with the duties imposed by Section 318(c) of the TIA, such section of the TIA shall control. If any provision of this Supplemental Indenture expressly modifies or excludes any provision of the TIA that may be so modified or excluded, the Supplemental Indenture provision so modifying or excluding such provision of the TIA shall, to the extent permitted by the TIA, be deemed to apply.
     3. Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.
     4. Effectiveness. This Supplemental Indenture will become operative and binding upon each of the Company, the Trustee and the Holders of the Securities as of the day and year first above written.
     5. References to and Effect on the Indenture. On and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof”, “hereby” or “herein” shall mean and be a reference to the Indenture as supplemented and amended by this Supplemental Indenture unless the context otherwise clearly requires. Except as specifically supplemented and amended by this Supplemental Indenture, the Indenture shall remain in full force and effect in accordance with the provisions thereof and is in all respects hereby ratified and confirmed.
     6. Trustee Acceptance. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture, as hereby supplemented, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of its duties and obligations under the Indenture, as hereby supplemented. Without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained that shall be taken as the statements of the Company, and makes no representations as to the validity, sufficiency or enforceability of this Supplemental Indenture.
     5. Successors and Assignees. This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     6. Headings. The headings of the sections of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
     7. Counterparts and Method of Execution. This Supplemental Indenture may be executed in counterparts (including by facsimile), both of which together shall constitute one agreement binding on the parties hereto, notwithstanding that both parties hereto have not signed the same counterpart.
     8. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

     9. Notice. Following the effectiveness of this Supplemental Indenture, the Company will mail to the Holders notice describing the amendments to the Indenture set forth herein; provided, however, that the parties hereto acknowledge that, in accordance with Section 11.1 of the Indenture, failure to give notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the amendments to the Indenture set forth herein.
     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

PAR PHARMACEUTICAL COMPANIES, INC.

By:	/s/ Scott Tarriff

Name:	Scott Tarriff
Title:	President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Trustee

By:	/s/ Herb Lemmer

Name:	Herbert J. Lemmer
Title:	Vice President